EXHIBIT 99.2
FOR IMMEDIATE RELEASE
______________________

From:  SMTEK International, Inc.           Contact:   Rick Vitelle
       2151 Anchor Court                              Chief Financial Officer
       Thousand Oaks, CA  91320                       805/376-2595
                                                             or
                                                      FOLEY/FREISLEBEN LLC
                                                      Jerry Freisleben
                                                      213/955-0020


             SMTEK Receives Nasdaq Approval For SmallCap Listing
                Trading Will Begin July 1 Under Symbol "SMTI"
            _____________________________________________________


     THOUSAND OAKS, CALIFORNIA, June 29, 1999 - SMTEK International, Inc. today announced that it has received approval from Nasdaq for the listing of the Company's shares on Nasdaq's SmallCap market. SMTEK's shares will begin Nasdaq trading on Thursday, July 1 under the symbol "SMTI".

     Richard K. Vitelle, SMTEK's vice president of finance and administration and chief financial officer, commented: "We are pleased that the transition from the NYSE to Nasdaq has proceeded in a smooth, orderly and successful manner, assuring continuity of trading for our shareholders. We believe that Nasdaq's system of multiple market makers can increase SMTEK's visibility in the investment community and help generate demand for our stock, thereby benefiting all of our shareholders. We look forward to a long and positive association with Nasdaq."

     Headquartered in Thousand Oaks, Calif., SMTEK International, Inc. is an electronics manufacturing services (EMS) provider serving original equipment manufacturers (OEMs) in the computer, telecommunications, instrumentation, medical, industrial and aerospace industries. The Company provides integrated solutions to OEMs across the entire product life cycle, from design to manufacturing to end-of -life services, for the worldwide low to medium volume, high complexity segment of the EMS industry.

     The Company also fabricates multilayer printed circuit boards (PCBs) for use in the same industries addressed by the Company's EMS operations. EMS operations are located in Thousand Oaks, California; San Diego, California; Fort Lauderdale, Florida and Lurgan, Northern Ireland. Its PCB facilities are located in Craigavon, Northern Ireland.

     Certain statements made above are forward-looking in nature and reflect SMTEK International, Inc.'s current expectations and anticipated future plans. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those forecast in the statements. Factors that might cause such differentiation would include, without limitation, the factors described as "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-62621) on file with the Securities and Exchange Commission.

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